HomeStreet Reports First Quarter 2022 Results

Fully diluted EPS $1.01	ROAE: 11.6% ROATE: 12.2%	ROAA: 1.10%

SEATTLE – April 25, 2022 – (BUSINESS WIRE) – HomeStreet, Inc. (Nasdaq:HMST) (including its consolidated subsidiaries, the "Company" or "HomeStreet"), the parent company of HomeStreet Bank, today announced the financial results for the quarter ended March 31, 2022. As we present non-GAAP measures in this release, the reader should refer to the non-GAAP reconciliations set forth below under the section “Non-GAAP Financial Measures.”
“During the first quarter of 2022, our focus on growth resulted in a $331 million increase in our loans held for investment which supports future growth in our net interest income” said Mark K. Mason, HomeStreet’s Chairman of the Board, President, and Chief Executive Officer. “Continued improvement in our loan portfolio credit quality and reduced uncertainty related to the pandemic resulted in a $9 million recovery in our provision for credit losses. Expected declines in gain on sale revenues resulting from lower single family loans originated for sale and our decision to not sell multifamily portfolio loans in the quarter resulted in lower earnings when compared to the fourth quarter of 2021. Our efficiency ratio, which increased due to the decline in revenues, is expected to significantly improve in future periods due to anticipated increasing levels of net interest income and stable noninterest expenses. Overall, assuming continued strong loan originations, we anticipate meaningful earnings growth going forward as a result of our portfolio growth focus and operating leverage.”

Operating Results
                  First quarter 2022 compared to fourth quarter 2021
•Net income: $20.0 million compared to $29.4 million
•Earnings per fully diluted share: $1.01 compared to $1.43
•Net interest margin: 3.27% compared to 3.34%
•Return on Average Equity ("ROAE"): 11.6% compared to 16.1%
•Return on Average Tangible Equity ("ROATE"): 12.2% compared to 17.0%
•Return on average assets ("ROAA"): 1.10% compared to 1.59%
•Efficiency ratio: 77.0% compared to 62.2%

Financial Position
                    First quarter 2022 compared to fourth quarter 2021
•Loan portfolio originations: $747 million in the first quarter
•Loans held for investment increased $331 million in the first quarter
•Commercial and consumer noninterest-bearing deposits increased 2%
•Period ending cost of deposits: 0.16% compared to 0.15%
•Tangible book value per share: $30.47 compared to $34.04

“Loan originations were strong in the current quarter with $747 million of loan originations,” added Mr. Mason. “Our loans held for investment increased at an annualized rate of 24% during the first quarter and our loan pipelines are near record levels. Total deposits increased at an annualized rate of 8% while noninterest bearing deposits continue to increase as a percentage of total deposits."

Other
•Completed $100 million subordinated notes offering in January 2022
•Repurchased a total of 1,471,485 shares of our common stock at an average price of $50.97 per share during the first quarter of 2022
•Declared and paid a cash dividend of $0.35 per share in the first quarter

Mr. Mason concluded “The completion of our $100 million subordinated notes offering in January 2022 provided funds to allow us to complete the repurchase of $75 million of stock during the first quarter, equivalent to a reduction of over 7% of our outstanding shares at the beginning of the year. Additionally, in the first quarter, we increased our quarterly dividend by 40% to $0.35 per share. We anticipate continuing to efficiently retain capital for growth while returning excess capital to shareholders."

Conference Call
HomeStreet, Inc. (Nasdaq:HMST), the parent company of HomeStreet Bank, will conduct a quarterly earnings conference call on Tuesday, April 26, 2022 at 1:00 p.m. ET. Mark K. Mason, CEO and President, and John M. Michel, CFO, will discuss first quarter 2022 results and provide an update on recent events. A question and answer session will follow the presentation. Shareholders, analysts and other interested parties may register in advance at the following URL: https://www.incommglobalevents.com/registration/q4inc/10496/homestreet-q1-2022-earnings-call/ or may join the call by dialing directly at 1-844-200-6205 (1-929-526-1599 internationally) shortly before 1:00 p.m. ET using Access Code 121471.

A rebroadcast will be available approximately one hour after the conference call by dialing 1-866-813-9403 and entering passcode 479950.

About HomeStreet

HomeStreet, Inc. (Nasdaq:HMST) is a diversified financial services company headquartered in Seattle, Washington, serving consumers and businesses in the Western United States and Hawaii. The Company is principally engaged in real estate lending, including mortgage banking activities, and commercial and consumer banking. Its principal subsidiaries are HomeStreet Bank and HomeStreet Capital Corporation. HomeStreet Bank is the winner of the 2022 "Best Small Bank" in Washington Newsweek magazine award. Certain information about our business can be found on our investor relations web site, located at http://ir.homestreet.com. HomeStreet Bank is a member of the FDIC and is an Equal Housing Lender.

Contact:	Executive Vice President and Chief Financial Officer
HomeStreet, Inc.
John Michel (206) 515-2291
john.michel@homestreet.com
http://ir.homestreet.com

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 (the “Reform Act”). Generally, forward-looking statements include the words “anticipate,” “believe,” “estimate,” “expect,” “intend,” “may,” “plan,” “potential,” “goal,” “upcoming,” “outlook,” “guidance” or the negation thereof, or similar expressions. In addition, all statements that address and/or include beliefs, assumptions, estimates, projections and expectations of our future performance, financial condition, long-term value creation, capital management, reduction in volatility, reliability of earnings, provisions and allowances for credit losses, cost reduction initiatives, performance of our continued operations relative to our past operations, and restructuring activities are forward-looking statements within the meaning of the Reform Act. Forward-looking statements involve inherent risks, uncertainties and other factors, many of which are difficult to predict and are generally beyond management’s control. Forward-looking statements are based on the Company’s expectations at the time such statements are made and speak only as of the date made. The Company does not assume any obligation or undertake to update any forward-looking statements after the date of this release as a result of new information, future events or developments, except as required by federal securities or other applicable laws, although the Company may do so from time to time. The Company does not endorse any projections regarding future performance that may be made by third parties. For all forward-looking statements, the Company claims the protection of the safe harbor for forward-looking statements contained in the Reform Act.

We caution readers that actual results may differ materially from those expressed in or implied by the Company’s forward-looking statements. Rather, more important factors could affect the Company’s future results, including but not limited to the following: (1) the continued impact of COVID-19 on the U.S. and global economies, including business disruptions, reductions in employment and an increase in business failures, specifically among our clients; (2) the continued impact of COVID-19 on our employees and our ability to provide services to our customers and respond to their needs as more cases of COVID-19 may arise in our primary markets; (3) the timing and occurrence or non-occurrence of events may be subject to circumstances beyond our control; (4) there may be increases in competitive pressure among financial institutions or from non-financial institutions; (5) changes in the interest rate environment may reduce interest margins; (6) changes in deposit flows, loan demand or real estate values may adversely affect the business of our primary subsidiary, the Bank, through which substantially all of our operations are carried out; (7) our ability to control operating costs and expenses; (8) our credit quality and the effect of credit quality on our credit losses expense and allowance for credit losses; (9) the adequacy of our allowance for credit losses; (10) changes in accounting principles, policies or guidelines may cause our financial condition to be perceived differently; (11) legislative or regulatory changes that may adversely affect our business or financial condition, including, without limitation, changes in corporate and/or individual income tax laws and policies, changes in privacy laws, and changes in regulatory capital or other rules, and the availability of resources to address or respond to such changes; (12) general economic conditions, either nationally or locally in some or all areas in which we conduct business, or conditions in the securities markets or banking industry, may be less favorable than what we currently anticipate; (13) challenges our customers may face in meeting current underwriting standards may adversely impact all or a substantial portion of the value of our rate-lock loan activity we recognize; (14) technological changes may be more difficult or expensive than what we anticipate; (15) a failure in or breach of our operational or security systems or information technology infrastructure, or those of our third-party providers and vendors, including due to cyber-attacks; (16) success or consummation of new business initiatives may be more difficult or expensive than what we anticipate; (17) our ability to grow efficiently both organically and through acquisitions and to manage our growth and integration costs; (18) our ability to attract and retain key members of our senior management team; (19) staffing fluctuations in response to product demand or the implementation of corporate strategies that affect our work force and potential associated charges; (20) litigation or other matters before regulatory agencies, whether currently existing or commencing in the future, may delay the occurrence or non-occurrence of events longer than what we anticipate; and (21) our ability to obtain regulatory approvals or non-objection to take various capital actions, including the payment of dividends by us or the Bank, or repurchases of our common stock. A discussion of the factors, risks and uncertainties that could affect our financial results, business goals and operational and financial objectives cited in this release, other releases, public statements and/or filings with the Securities and Exchange Commission (“SEC”) is also contained in the “Risk Factors” sections of the Company’s Forms 10-K and 10-Q. We strongly recommend readers review those disclosures in conjunction with the discussions herein.

All future written and oral forward-looking statements attributable to the Company or any person acting on its behalf are expressly qualified in their entirety by the cautionary statements contained or referred to above. New risks and uncertainties arise from time to time, and factors that the Company currently deems immaterial may become material, and it is impossible for the Company to predict these events or how they may affect the Company.

HomeStreet, Inc. and Subsidiaries
Non-GAAP Financial Measures

To supplement our unaudited condensed consolidated financial statements presented in accordance with GAAP, we use certain non-GAAP measures of financial performance.

In this press release, we use the following non-GAAP measures: (i) tangible common equity and tangible assets as we believe this information is consistent with the treatment by bank regulatory agencies, which excluded intangible assets from the calculation of capital ratios; and (ii) an efficiency ratio which is the ratio of noninterest expenses to the sum of net interest income and noninterest income, excluding certain items of income or expense and excluding taxes incurred and payable to the state of Washington as such taxes are not classified as income taxes and we believe including them in noninterest expenses impacts the comparability of our results to those companies whose operations are in states where assessed taxes on business are classified as income taxes.

These supplemental performance measures may vary from, and may not be comparable to, similarly titled measures provided by other companies in our industry. Non-GAAP financial measures are not in accordance with, or an alternative for, GAAP. Generally, a non-GAAP financial measure is a numerical measure of a company’s performance that either excludes or includes amounts that are not normally excluded or included in the most directly comparable measure calculated and presented in accordance with GAAP. A non-GAAP financial measure may also be a financial metric that is not required by GAAP or other applicable requirements.

We believe that these non-GAAP financial measures, when taken together with the corresponding GAAP financial measures, provide meaningful supplemental information regarding our performance by providing additional information used by management that is not otherwise required by GAAP or other applicable requirements. Our management uses, and believes that investors benefit from referring to, these non-GAAP financial measures in assessing our operating results and when planning, forecasting and analyzing future periods. These non-GAAP financial measures also facilitate a comparison of our performance to prior periods. We believe these measures are frequently used by securities analysts, investors and other parties in the evaluation of companies in our industry. Rather, these non-GAAP financial measures should be considered in addition to, not as a substitute for or superior to, financial measures prepared in accordance with GAAP. In the information below, we have provided reconciliations of, where applicable, the most comparable GAAP financial measures to the non-GAAP measures used in this press release, or a reconciliation of the non-GAAP calculation of the financial measure.

HomeStreet, Inc. and Subsidiaries
Non-GAAP Financial Measures

Reconciliations of non-GAAP results of operations to the nearest comparable GAAP measures:

	As of or for the Quarter Ended
(in thousands, except share and per share data)	March 31, 2022	December 31, 2021

Tangible book value per share
Shareholders' equity	$601,231	$715,339
Less: Goodwill and other intangibles	(31,464)	(31,709)
Tangible shareholders' equity	$569,767	$683,630

Common shares outstanding	18,700,536	20,085,336

Computed amount	$30.47	$34.04
Return on average tangible equity (annualized)
Average shareholders' equity	$698,598	$726,014
Less: Average goodwill and other intangibles	(31,624)	(31,901)
Average tangible equity	$666,974	$694,113

Net income	$19,951	$29,432
Adjustments (tax effected)
Amortization on core deposit intangibles	191	229
Tangible income applicable to shareholders	$20,142	$29,661

Ratio	12.2%	17.0%

Efficiency ratio
Noninterest expense
Total	$54,473	$53,971
Adjustments:
State of Washington taxes	(506)	(664)
Adjusted total	$53,967	$53,307

Total revenues
Net interest income	$54,546	$57,084
Noninterest income	15,558	28,620
Adjusted total	$70,104	$85,704

Ratio	77.0%	62.2%